Exhibit 99.1

Real Goods Solar Reports Record Fourth Quarter Results

•	Fourth Quarter Revenue of $19.1 million

•	Second Consecutive Quarter of Profitability

Boulder, CO, March 8, 2010 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, today announced results for its fourth quarter and year ended December 31, 2009.

Net revenue for the fourth quarter of 2009 increased 41.8% to $19.1 million from $13.5 million recorded in the same period last year. All of the year-over-year revenue growth was organic.

Gross profit increased to $5.4 million, or 28.1% of net revenue, for the fourth quarter of 2009 from $3.2 million, or 23.5% of net revenue, in the comparable period last year. The increase in gross profit percentage primarily reflects improved installation practices as well as declines in module prices over the last year.

Operating expenses as a percent of net revenue decreased to 26.3% for the fourth quarter of 2009 from 42.1% in the comparable period last year. This decrease is partially a reflection of the significant fixed cost component of the business and the available leverage as revenues scale. Additionally, the lower operating expenses have resulted from significant cost savings achieved by transitioning all acquisitions to a single set of systems and a unified brand.

Net income for the fourth quarter of 2009 was $0.2 million, or $0.01 per share, as compared to a net loss of $27.4 million, or $1.53 per share, for the comparable period last year. Excluding the non-cash goodwill impairment charge, net of tax, of $25.9 million, net loss for the fourth quarter of 2008 would have been $1.5 million, or $0.08 per share.

For the year ended December 31, 2009, revenue was $64.3 million, a 64.0% increase from $39.2 million in the comparable period last year, due to acquisitions and organic growth. Net loss totaled $1.6 million, or $0.09 per share, compared to a net loss of $28.0 million, or $1.86 per share, for the year ended December 31, 2008. Excluding the non-cash goodwill impairment charge, net of tax, of $25.9 million, net loss for the year ended December 31, 2008 would have been $2.1 million, or $0.14 per share.

Results for the year ended December 31, 2008 do not include a full year of results for Real Goods Solar’s acquisitions of Independent Energy Systems on August 1, 2008 and Regrid Power on October 1, 2008. On a pro forma basis, adding the $15.1 million of revenue from acquisitions not included in the fiscal 2008 reported results, internal revenue growth would have been approximately 18%.

“The fourth quarter saw continued strong demand for residential solar,” commented John Schaeffer, President. “Bookings were robust throughout the quarter and we are pleased with the size of our backlog going into the slower winter months. Revenue for the quarter showed significant growth as a result of increasing installation capacity as well as completion of significant low-income housing projects in San Francisco and Richmond. We also reported our second consecutive quarter of profitability combined with over 40% internal revenue growth as we continue to see the benefits of scale, operational efficiencies and strong consumer demand.”

“We are pleased with our financial results for the fourth quarter and our ability to maintain profitability,” said Erik Zech, Chief Financial Officer. “Our ability to show gross margin expansion and the decline in operating expenses as a percentage of net revenue to 26.3% in the fourth quarter of 2009, as compared to 42.1% in the previous year are both indicative of the progress we have made in optimizing our business. Our balance sheet remained strong at the end of the year with a cash balance of $12.2 million and no debt.”

Real Goods Solar will host a conference call tomorrow, March 9, 2010, at 8:30 a.m. PST (11:30 a.m. EST) to review the fourth quarter and fiscal year results.

Dial-in No.:	877-941-4774 (domestic) or 480-629-9760 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on March 16, 2010.

Replay number:	800-406-7325 (domestic) or 303-590-3030 (international)
Pin:	4259909

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 5,000 solar systems. Real Goods Solar offers turnkey solar energy services, and has 32 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-456-2800 x107
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
Net revenue	$19,118	100.0%	$13,479	100.0%
Cost of goods sold	13,755	71.9%	10,318	76.5%

Gross profit	5,363	28.1%	3,161	23.5%
Operating expenses	5,026	26.3%	5,668	42.1%
Impairment loss	—	0.0%	27,192	201.7%

Income (loss) from operations	337	1.8%	(29,699)	-220.3%
Interest income (expense)	(3)	0.0%	59	0.4%

Income (loss) before income taxes	334	1.8%	(29,640)	-219.9%
Income tax expense (benefit)	117	0.7%	(2,244)	-16.6%

Net income (loss) attributable to Real Goods Solar, Inc.	$217	1.1%	$(27,396)	-203.3%

Weighted-average shares outstanding:
Basic	18,286		17,889
Diluted	18,364		17,889
Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.01		$(1.53)
Diluted	$0.01		$(1.53)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31, 2009		Twelve Months Ended December 31, 2008
Net revenue	$64,328	100.0%	$39,221	100.0%
Cost of goods sold	48,371	75.2%	28,779	73.4%

Gross profit	15,957	24.8%	10,442	26.6%
Operating expenses	18,553	28.8%	14,051	35.8%
Impairment loss	—	0.0%	27,192	69.3%

Loss from operations	(2,596)	-4.0%	(30,801)	-78.5%
Interest income (expense)	(2)	0.0%	261	0.6%

Loss before income taxes	(2,598)	-4.0%	(30,540)	-77.9%
Income tax benefit	(1,021)	-1.5%	(2,590)	-6.6%

Net loss	(1,577)	-2.5%	(27,950)	-71.3%
Net (income) attributable to the noncontrolling interest	—	0.0%	(5)	0.0%

Net loss attributable to Real Goods Solar, Inc.	$(1,577)	-2.5%	$(27,955)	-71.3%

Weighted-average shares outstanding:
Basic	18,181		15,014
Diluted	18,181		15,014
Net loss per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.09)		$(1.86)
Diluted	$(0.09)		$(1.86)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$12,206	$12,339
Accounts receivable, net	13,996	7,711
Inventory, net	4,769	9,170
Deferred costs on uncompleted contracts	1,024	970
Deferred advertising costs	114	251
Receivable and deferred tax assets	833	704
Other current assets	598	332

Total current assets	33,540	31,477
Property and equipment, net	5,145	5,298
Goodwill	732	—
Deferred tax assets	3,064	2,239
Other assets	813	1,051

Total assets	$43,294	$40,065

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,821	$6,501
Accrued liabilities	2,500	1,135
Deferred revenue on uncompleted contracts	—	400
Payable to Gaiam	1,636	1,111

Total current liabilities	12,957	9,147

Total shareholders’ equity	30,337	30,918

Total liabilities and shareholders’ equity	$43,294	$40,065